UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2015

MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-180741	45-4963335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12730 HIGH BLUFF DRIVE, SUITE 110
SAN DIEGO, CA 92130
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 534-5577

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 29, 2015, MVP REIT, Inc., (“MVP”) through its wholly owned entity, MVP St. Louis Lucas, LLC, a Nevada limited liability company, closed on the purchase of a parking lot for approximately $3.463 million in cash.  The parking lot is located at 901 Lucas Avenue, St. Louis, Missouri. The parking lot consists of 46,683 square feet and has 202 parking spaces.  The parking lot is zoned I (CBD), and allows for a maximum building height of 200 feet.

The parking lot will be leased by SP Plus Corporation, a nationwide parking operator, under a NN lease. SP Plus will pay annual rent of $220,000. In addition, the lease provides revenue participation with MVP receiving 65% of gross receipts between $325,000 and $395,000 and 50% of Gross Receipts in excess of $395,001. The term of the lease is for 5 years.

In addition, on June 30, 2015, MVP through its wholly owned entity, MVP Milwaukee Wells, LLC, a Nevada limited liability company, closed on the purchase of a parking lot for approximately $3.9 million in cash.  The parking lot is located at 735-749 N. 2nd Street, and 746-752 N. Old World Third Street, Milwaukee, Wisconsin. The parking lot consists of 41,487 square feet and has 95 spaces.  The parking lot is zoned C9-E, and allows for a maximum building height of 40 feet.

The parking lot will be leased by PCAM, LLC, an independent parking operator, under a NNN lease. PCAM will pay annual rent of $280,000. In addition, the lease provides revenue participation with MVP receiving 50% of gross receipts over a contractual threshold of $710,000. The term of the lease is for 10 years.

As additional consideration for the purchase of the parking lot, MVP and PCAM have entered into a participation agreement, wherein, PCAM shall be entitled to 25% of the net proceeds in excess of $3.9 Million, if any, from the future sale of the parking lot.

With the purchase of these two parking lots, MVP through its various subsidiaries owns 13 parking facilities located in 7 states and one self storage unit.

Item 8.01 Other

MVP further announced that as of June 30, 2015 it has issued 6,899,873 shares of its common stock and has issued an additional 87,840 shares through its distribution reinvestment program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2015

MVP REIT, INC.

By: __/s/ Tracee Gress_______________

Tracee Gress
Chief Financial Officer